Exhibit 10.1

CLASS A PREFERRED STOCK REDEMPTION AGREEMENT

THIS CLASS A PREFERRED STOCK REDEMPTION AGREEMENT (this “Redemption Agreement”) is made and entered into as of October 17, 2014 by and among Trade Street Residential, Inc., a Maryland corporation (“TSRE”), Trade Street Operating Partnership, LP, a Delaware limited partnership (“TSOP”) (TSRE and TSOP being hereinafter referred to sometimes as the “TSRE Parties”), BCOM Real Estate Fund, LLC Liquidating Trust, a Delaware statutory trust (“BREF Trust”) acting through BCOM Investment Manager, LLLP, its trustee (“BREF Trust Master Trustee”) and Michael J. Fellner, its designated series trustee (“BREF Stock Series Trustee”) for the BREF Stock Series Trust , a series trust of the BREF Trust (“BREF Stock Series Trust”), Trade Street Property Fund I, LP Liquidating Trust, a Delaware statutory trust (“TSPF1 Trust”) acting through BSF-TSC GP, LLC, its trustee (“TSPF1 Trust Master Trustee” and, collectively with BREF Trust Master Trustee, the “Master Trustees”) and Michael J. Fellner, its designated series trustee (“TSPF1 Stock Series Trustee”) for the TSPF1 Stock Series Trust, a series trust of the TSPF1 Trust (“TSPF1 Stock Series Trust”), and for the limited purpose of agreeing to the provisions set forth in Section 3(f), the final paragraph of Section 5, Section 6, Section 10, Section 12 and Section 13, Michael D. Baumann, individually (“Baumann”). The signatories to this Redemption Agreement are sometimes herein each referred to, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, TSRE is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1987, as amended;

WHEREAS, in connection with a transaction consummated on June 1, 2012 (the “Original Contribution”) pursuant to a Contribution Agreement dated April 23, 2012 BCOM Real Estate Fund, LLC (“BREF”), the predecessor in interest to BREF Trust, Trade Street Property Fund I, LP (“TSPF1”), the predecessor in interest to TSPF1 Trust and Baumann and entities controlled by Baumann transferred to TSOP all of their respective rights, titles and interests in and to certain real properties and other business assets, including certain land parcels, in exchange for consideration consisting of assumption of certain liabilities and issuance of shares of common stock of TSRE (the “Common Stock”), units of limited partnership interests in TSOP and shares of Class A Preferred Stock, $.01 par value per share of TSRE (the “Class A Stock”);

WHEREAS, on December 3, 2012, pursuant to a Contribution Agreement of even date therewith (the “Millenia Contribution Agreement”), BREF/BUSF Millenia Associates, LLC, a Delaware limited liability company (“BREF/BUSF”) that was then jointly owned, indirectly, by the BREF Trust and the TSPF1 Trust contributed to TSOP (the “Millenia Contribution”) all of BREF/BUSF’s rights, titles and interests in and to the apartment community in Orlando, Florida commonly known as Millenia I and certain land adjacent thereto in exchange for consideration consisting of assumption of certain liabilities and issuance of shares of Common Stock and Class A Stock;

WHEREAS, the Class A Stock received by BREF pursuant to the Original Contribution was assigned by BREF to the BREF Trust organized to carry out the liquidation of BREF and was then placed by the BREF Trust, along with the Class A Stock distributed from BREF/BUSF to the BREF Trust from the Millenia Contribution, into the BREF Stock Series Trust under the control of the BREF Stock Series Trustee, an independent trustee;

WHEREAS, the Class A Stock distributed from BREF/BUSF to the TSPF1 Trust following the Millenia Contribution was then placed by TSPF1 Trust into the TSPF1 Stock Series Trust under the control of the TSPF1 Stock Series Trustee, an independent trustee (the BREF Stock Series Trust and the TSPF1 Stock Series Trust may hereafter be referred to collectively as the “Series Trusts” and Michael J. Fellner, in his capacities as the designated series trustee of each of the Series Trusts may sometimes hereafter be referred to as the “Series Trustee” and the Series Trust, together with the BREF Trust and TSPF1 Trust, may hereafter be collectively referred to as the “Trusts”);

WHEREAS, the Trusts currently own an aggregate of 309,130 fully paid and non-assessable shares of Class A Stock comprising one hundred percent (100%) of the issued and outstanding Class A Stock of TSRE, the BREF Trust owning 228,012 shares of Class A Stock and the TSPF1 Trust owning 81,118 shares of Class A Stock;

WHEREAS, TSOP currently owns, directly or through one hundred percent (100%) ownership of all of the equity of a legal entity that holds title, one hundred percent (100%) of the ownership interests in certain land parcels commonly known as Venetian (“Venetian”), The Estates at Maitland (“Maitland”), Estates at Millenia – Phase II (“Millenia”) and Sunnyside (“Sunnyside”), each of which land parcels is legally described in Exhibit A attached hereto, together with the identity of the legal title holder of such land parcel (Sunnyside, Venetian, Maitland and Millenia are sometimes hereafter referred to, individually, as a “Parcel” and, collectively, as the “Parcels”);

WHEREAS, TSOP has listed for sale all of the Parcels and desires to dispose of those Parcels;

WHEREAS, the Class A Stock has no trading market, but is convertible, based upon a formula, into Common Stock which does have a trading market, which conversion formula is tied to the value of the Parcels (excluding Sunnyside), the disposition of which by TSOP, before development thereof, results in a disagreement between the TSRE Parties and the Trusts with respect to the applicability of that conversion formula and the resulting value of the Class A Stock to the Trusts;

WHEREAS, the Trusts and TSRE Parties desire to resolve all issues with respect to the Class A Stock by the Trusts agreeing herein to bargain, sell, transfer and convey to TSRE all shares of Class A Stock owned by them in exchange for the consideration described herein;

2

WHEREAS, the Trusts desire to acquire the Parcels and are willing, in return for the Parcels and cash consideration, in each case as more fully set forth herein, to sell the Class A Stock to TSRE; and

WHEREAS, TSRE desires to purchase and acquire from the Trusts 309,130 shares of Class A Stock in complete redemption of all issued and outstanding shares of Class A Stock on the terms and subject to the conditions stated herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and releases set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.            The BREF Trust joined by the Series Trustee for the BREF Stock Series Trust, as to 228,012 shares, and the TSPF1 Trust joined by the Series Trustee for the TSPF1 Stock Series Trust, as to 81,118 shares, each hereby severally do bargain, sell, convey and transfer to TSRE, and TSRE hereby purchases and redeems from each of the BREF Trust and the TSPF1 Trust, the shares of Class A Stock owned by such Trust, constituting an aggregate of 309,130 shares of Class A Stock. By executing this Redemption Agreement, the BREF Master Trustee and Series Trustee, with respect to the BREF Trust and the 228,012 shares of Class A Stock held in the BREF Stock Series Trust, and the TSPF1 Master Trustee and Series Trustee, with respect to the TSPF1 Trust and the 81,118 shares of Class A Stock held in the TSPF1 Stock Series Trust, severally and not jointly as to each Trust, represent and warrant that it and he has and have the requisite power and authority to cause such shares of Class A Stock to be redeemed hereunder to be transferred to TSRE in exchange for the consideration provided herein.

2.            In exchange for the Class A Stock to be redeemed pursuant to Section 1 above, and in consideration for the releases by Baumann and the Trusts set forth in Section 6, TSOP shall, in the manner set forth herein, (i) convey title to each of the Parcels by deed, (ii) convey and assign certain assets and rights related to the Parcels as described below by bill of sale/assignment and (iii) pay the sum of Five Million Dollars ($5,000,000) (the “Cash Consideration”) by wire transfer of readily available funds, in each case to such entity or entities as designated in writing by the Master Trustees to receive such assets from TSOP (each, a “Designated Entity”).

3.            The closing of the transactions described above (the “Closing”) shall occur in the offices of Greenspoon Marder, 200 East Broward Blvd., Suite 1800, Ft. Lauderdale, Florida at 10:00 a.m. eastern daylight time, on October 17, 2014, or on such other date and time as the parties hereto shall mutually agree. The Closing shall involve the delivery of all Closing Deliverables (hereinafter defined) into escrow with Greenspoon Marder as escrow agent (the “Escrow Agent”), to be held by the Escrow Agent pursuant to the Escrow Agent’s standard form agreement for closing real estate transactions into escrow pending the filing of the Notice of Dismissal (defined in subsection (f) of this Section 3), a copy of which is attached hereto as Exhibit D. When counsel of record to Senator and Baumann jointly provide notice as provided in this Redemption Agreement that the Notice of Dismissal has been duly filed, then the Escrow Agent shall deliver the Closing Deliverables pursuant to this Section 3 as follows:

3

(a)	The Trusts shall deliver to TSRE certificates representing 309,130 shares of Class A Stock, duly endorsed in blank or accompanied by stock powers or other lawful instruments of assignment duly endorsed in blank.

(b)	TSOP will deliver good and marketable title to each Parcel to the applicable Designated Entity by special warranty deed in the form attached as Exhibit B hereto. Any documentary stamp tax, transfer tax and recording taxes or fees (“Conveyance Costs”) payable with respect to the conveyance of the Parcels shall be borne by the TSRE Parties. For the sole purpose of determining Conveyance Costs, and for no other purpose, the Parties have agreed to utilize the last value established by the property appraiser as the agreed fair market value of each Parcel, as such value is set forth on Exhibit A.

(c)	TSOP will convey and assign to the applicable Designated Entity by Bill of Sale and Assignment in the form attached as Exhibit C hereto the following:

(i)	all licenses, permits, approvals, certificates of occupancy, and other approvals including, without limitation, sewer rights and permits, issued in connection with the prospective development of all or any part of the Parcels;

(ii)	all development rights, density rights and allocations, air rights, entitlements, and similar rights related to the Parcels;

(iii)	all trade names, website domains, telephone numbers and general intangibles relating to the Parcels;

(iv)	all architectural, mechanical, electrical, and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions, marketing materials, and models that relate to the Parcels; and

(v)	all obligations to which the foregoing rights are subject, and all obligations for taxes, assessments and other customary expenses (subject to proration as hereinafter provided), in each case only to the extent that such obligations are not personal obligations of the Trusts and arise or are to be performed after Closing.

(d)	TSRE shall deliver to the applicable Designated Entity (or Entities), by wire transfer of readily available United States funds, the Cash Consideration, in accordance with wire transfer instructions delivered to TSRE no later than twenty-four (24) hours before Closing.

(e)	The parties shall execute and deliver to the other parties such other documents and instruments as shall be reasonably necessary, based on the advice of counsel, to consummate the redemption of the Class A Stock, the conveyance of the Parcels, the payment of the Cash Consideration and the releases of claims described herein. For purposes of this Agreement, all deliverables referenced in subsections (a) through (e) of this Section 3 shall be called (the “Closing Deliverables”).
4

(f)	Within three (3) business days after Closing Baumann shall file in accordance with Federal Rule of Civil Procedure 41(a)(1)(A)(i), a Notice of Dismissal, with prejudice (the “Notice of Dismissal”), in the case captioned as Baumann v. Senator Investment Group LP, which is currently pending as Case No. 14-cv-22661-JLK (the “Senator Lawsuit”) in the United States District Court for the Southern District of Florida in form and substance reasonably approved by counsel of record to Senator Investment Group LP (“Senator”) prior to Closing. The counsel of record for Senator will receive a copy of Baumann’s Notice of Dismissal through the Court’s electronic filing system. Baumann represents and warrants to Senator, who is an intended third party beneficiary of this Redemption Agreement, that the execution, delivery and performance of this Redemption Agreement by Baumann is within his individual power, is binding upon Baumann and is enforceable against Baumann in accordance with its terms, except where enforceability would be limited by bankruptcy, insolvency, moratorium, receivership and other laws affecting the rights of creditors, generally, and to principles of equity. If the Notice of Dismissal is not filed within the time period specified above, Baumann hereby agrees that Senator shall have the absolute right to specific enforcement of the provisions set forth in this Section 3(f).

4.            As an inducement for the Trusts and Baumann to execute and deliver this Redemption Agreement, TSRE and TSOP represent and warrant to the Trusts, the Master Trustees, the Series Trustees and Baumann as follows (which representations and warranties shall survive the Closing for a period of three years):

(a)	TSRE is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland and has full corporate power and authority to own its properties and conduct its business. TSRE is duly qualified to do business in the state of Florida and in each jurisdiction in which the Parcels are located.

(b)	TSOP is a limited partnership duly formed, validly existing and in good standing under the laws of the state of Delaware and has full partnership power and authority to own its properties and conduct its business. TSOP is duly qualified to do business in the state of Florida and in each jurisdiction in which the Parcels are located.

(c)	The execution, delivery and performance of this Redemption Agreement have been duly authorized by all corporate action of TSRE, acting in its own behalf and on behalf of the sole member of TSOP’s general partner, and this Redemption Agreement is the binding obligation of TSRE and TSOP, enforceable against each such party according to its terms, except where enforceability would be limited by bankruptcy, insolvency, moratorium, receivership and other laws affecting the rights of creditors, generally, and to principles of equity.
5

(d)	The execution, delivery and performance of this Redemption Agreement will not conflict with or result in default under (1) the charter or bylaws of TSRE; (2) the Certificate of Limited Partnership or Agreement of Limited Partnership of TSOP as amended and/or restated; (3) the organizational documents of any subsidiary of TSRE or TSOP, including any entity that owns any of the Parcels; (4) any other agreement or contract to which TSRE or TSOP is a party or by which either of them is bound; or (5) any statute, regulation, executive order, judicial order, decree, injunction or other ruling to which TSRE, TSOP or any Parcel is subject or bound.

(e)	TSRE and TSOP have obtained all consents (including the approval of the Board of Directors of TSRE) necessary or required to consummate the transactions contemplated hereby.

(f)	The Parcels are not subject to any definitive purchase and sale agreement, and TSOP has full power and authority to convey the Parcels pursuant to the terms of this Redemption Agreement.

(g)	TSRE has sufficient funds to deliver the Cash Consideration to the applicable Designated Entity at Closing.

(h)	None of the TSRE Parties are party to any purchase or merger agreement, letter of intent, term sheet, or similar expression of agreement or intention, whether legally binding or otherwise, under which any of the TSRE Parties are selling or otherwise transferring (or contemplating the sale or other transfer of) a material portion of their assets or under which a material portion of the outstanding common stock of TSRE will be acquired other than in ordinary open market transactions (a “Strategic Transaction”); provided, however, that TSRE has continued, and will continue, to evaluate its strategic alternatives which could in the future result in TSRE’s board of directors engaging in a process to maximize stockholder value and/or a Strategic Transaction being pursued by the TSRE Parties. TSRE has timely filed with or furnished to, as applicable, the SEC all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since February 23, 2014 (the “TSRE SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the TSRE SEC Documents complied as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such TSRE SEC Documents. None of the TSRE SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained, to the knowledge of any of the TSRE Parties, any untrue statement of a material fact or, to the knowledge of any of the TSRE Parties, omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of TSRE’s subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. The TSRE Parties are not aware of any current offer, proposal, term sheet, letter of intent or agreement by any of its stockholders to acquire by means of a tender offer, stock purchase or merger shares of common stock of TSRE that would result in TSRE no longer being a reporting company under Section 12 of the Exchange Act.
6

(i)	There is no action, suit, or proceeding, pending or, to the TSRE’s Parties knowledge, known to be threatened, against or affecting TSOP, TSRE or any Owner (as defined in clause (k) of this Section) in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (i) in any manner raises any question affecting the validity or enforceability of this Redemption Agreement, (ii) could materially and adversely affect the value of any Parcel, or (iii) could materially and adversely affect the ability of each TSRE Party and any Parcel owner to perform their respective obligations hereunder, or under any document to be delivered pursuant hereto.

(j)	Neither TSOP nor any Owner has granted any other person or entity an option to purchase, or a right of first refusal with respect to, any of the Parcels nor are there any agreements or understandings between TSOP or an Owner and any other person or entity with respect to the voting or disposition of any equity of any Owner of a Parcel that could adversely affect such Owner’s ability to perform its obligations hereunder or a Designated Entity’s rights with respect to a Parcel following the Closing.

(k)	With respect to each Parcel:

(i)            TSOP or the wholly owned subsidiary of TSOP identified as the owner of a Parcel in Exhibit A (“Owner”) has good and marketable fee simple title to its respective Parcel as designated on Exhibit A attached hereto and made a part hereof, free and clear of all liens, mortgages, deeds of trust, deeds to secure debt, pledges, hypothecations, assignments, security interests, tax liens (other than for taxes due but not yet payable), assessments, adverse claims, levies, charges, liabilities or encumbrances (collectively, “Liens”) or exceptions except for those non-monetary exceptions set forth on the title insurance policy referenced in the next subsection hereof;

7

(ii)            The TRSE Parties have delivered to the Trusts true, complete and correct copies of all deeds, title reports, title insurance policies and surveys for each Parcel; provided the TSRE Parties make no representation or warranty as to the accurateness or completeness of any third party report delivered by it in accordance with the terms hereof;

(iii)            Neither TSOP nor any Owner has received any written notice that any portion of a Parcel is subject to any pending or threatened condemnation proceeding by any public or quasi-public authority;

(iv)            Except as disclosed in writing to the Trusts prior to the date hereof, no horizontal, vertical or underground construction, or site clearing has been performed upon any Parcel during the period of ownership of the TRSE Parties; there is no contract in effect for any construction to be performed or any open building permit or pending building permit application with respect to construction upon or development of any of the Parcels. No materials have been furnished to the Parcel which, although not presently the subject of, might give rise to, mechanics, materialmens, or other Liens against any Parcel or any portion thereof or for which payment has not been made in full. To the extent that the TSRE Parties have performed any horizontal, vertical or underground construction, or any site clearing, such work has been performed in accordance with all applicable governmental regulations.

(v)            Neither TSOP nor any Owner has received any written notice from any Governmental Authority with respect to the violation of any applicable law regulating use of the Parcel, including, without limitation, any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law (For purposes of this Redemption Agreement, “Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority or quasi-governmental authority) other than immaterial citations for failure to keep up the Parcel, all of which citations have been disposed of promptly upon receipt and in a manner that has not resulted in diminution in value of any Parcel;

(vi)            Neither TSOP nor any Owner has currently pending any material real estate tax contest pertaining to any Parcel and all real estate taxes due and owing and not yet delinquent with respect to any of the Parcels have been paid in full;

(vii)            Neither TSOP nor any Owner is a party to any lease, sublease, license or similar agreement under which TSOP or such Owner has granted to any Person the right to use or occupy any portion of any Parcel;

8

(viii)            With respect to each of the Parcels, since February 23, 2014: (A) such Parcel is not now and, to the TSRE Parties’ knowledge, has not been used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Substances or Hazardous Wastes, as those terms are respectively defined in 42 U.S.C. § 9609(14) and 42 U.S.C. § 6903(5), or as defined in any other federal, state or local environmental law, ordinance, rule or regulation (collectively “Environmental Laws”), other than in a manner in accordance with the Environmental Laws; has not received any notice from any governmental agency or any tenant, subtenant or occupant with regard to Hazardous Substances or Hazardous Wastes on, from or effecting the Parcel; and neither TSOP nor any Owner has caused or permitted to exist the releasing, spilling, leaking, pumping, pouring, emitting, emptying, or dumping from, on or about any  Parcel of any Hazardous Substance or Hazardous Waste; and (B) neither TSOP nor any Owner has received written notice that it does not presently comply with all Environmental Laws and covenants to immediately notify the Trusts, in writing, of the discovery, discharge or release of any Hazardous Substance or Hazardous Waste in contravention of any Environmental Law; (C) to the knowledge of the TSRE Parties and each Owner, no Parcel contains any surface or underground substances or conditions, including, without limitation, fuel or other storage tanks, which could cause a violation of any Environmental Law, and, since its ownership thereof, the Parcel has never been used as a landfill or garbage dump; (D) no TSRE Party or Owner has received written notice that it has not secured and does not hold all permits, licenses, and approvals necessary or required for its operation of each Parcel; the Parcel is in material compliance with such permits; and  TSOP and each Owner agree that it shall not permit or cause the Parcel to be used prior to the Closing Date for any activities involving, directly or indirectly the use, generation, treatment, storage or disposal of any Hazardous Substance or Hazardous Waste), other than in a manner in accordance with Environmental Laws; and

(ix)            Neither TSRE Party nor any Owner has received any written notice of any assessment for public improvements against the Parcel which remains unpaid.

5.            As an inducement for TSRE and TSOP to execute and deliver this Redemption Agreement, BREF Trust and TSPF1 Trust, severally and not jointly, represent and warrant to the TSRE Parties as follows (which representations and warranties shall survive the Closing for a period of three years):

(a)	Each of BREF Trust and TSPF1 Trust represents and warrants that it is a Delaware statutory trust duly formed under the laws of the state of Delaware and operating under an agreement or declaration of trust that complies with all applicable provisions of Delaware law. Each of the Master Trustees is duly formed or organized under the laws of the state of its jurisdiction of organization, has the partnership or limited liability company authority to conduct their businesses and are duly qualified to do business as foreign entities in the states where such qualification is required.

(b)	The execution, delivery and performance of this Redemption Agreement by each of BREF Trust and TSPF1 Trust is duly authorized and within the powers of each such Trust as set forth in the Plan of Liquidation and Liquidating Trust Agreement and any other agreements or declarations of trust with respect to each of BREF Trust and TSPF1 Trust, and this Redemption Agreement is the binding obligation of BREF Trust and TSPF1 Trust, enforceable against each such party according to its terms, except where enforceability would be limited by bankruptcy, insolvency, moratorium, receivership and other laws affecting the rights of creditors, generally, and to principles of equity.
9

(c)	The execution, delivery and performance of this Redemption Agreement will not conflict with or result in default under (1) the agreement or declaration of trust of BREF Trust, TSPF1 Trust or any Series Trust formed for the purpose of holding assets upon the liquidation of BREF or TSPF1 or any of their respective subsidiaries; (2) any other agreement or contract to which either of the Trusts is a party or by which either of the Trusts is bound; or (3) any statute, regulation, executive order, judicial order, decree, injunction or other ruling to which any of the Trusts is subject or bound.

(d)	The Trusts have obtained all consents necessary or required to consummate the transactions contemplated hereby.

(e)	BREF Trust, through its BREF Stock Series Trust, and TSPF1 Trust, through its TSPF1 Stock Series Trust, each of which holds shares of Class A Stock to be redeemed hereunder, is the lawful record owner and holder of such shares of Class A Stock, has not pledged or otherwise encumbered any such shares of Class A Stock and has full authority to assign, deliver and transfer the shares of Class A Stock pursuant to this Redemption Agreement. The assignment and transfer to TSRE of the Class A Stock redeemed pursuant to this Redemption Agreement are free and clear of all Liens.

(f)	There is no action, suit, or proceeding, pending or, to the Trusts’ knowledge, known to be threatened against or affecting the Trusts (or any Master Trustee or Series Trustee) in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality that (i) in any manner raises any question affecting the validity or enforceability of this Redemption Agreement, or (ii) could materially and adversely affect the ability of the Trusts to perform their respective obligations hereunder, or under any document to be delivered pursuant hereto.

As an additional inducement for TSRE and TSOP to execute and deliver this Redemption Agreement, Baumann represents and warrants to the TSRE Parties (which representations and warranties shall survive the Closing for a period of three years) that: (A) Baumann has the requisite legal capacity to execute and deliver this Redemption Agreement and perform his obligations hereunder; and (B) there is no action, suit, or proceeding, pending or, to Baumann’s knowledge, known to be threatened, against or affecting Baumann in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality that (i) in any manner raises any question affecting the validity or enforceability of this Redemption Agreement, or (ii) could materially and adversely affect the ability of each of the Baumann and the Trusts to perform their respective obligations hereunder, or under any document to be delivered pursuant hereto.

10

6.            Mutual Release.

(a)	In consideration of the transactions contemplated by this Redemption Agreement, Baumann individually (for himself and his heirs, legatees, executors, administrators, personal representatives, successors, assigns), and on behalf of each entity that Baumann controls and has authority to directly or indirectly bind (a “Controlled Entity,” but which term, Controlled Entity, for avoidance of doubt, expressly excludes any of the beneficiaries of the Trusts, in their respective capacities as such and in their respective capacities as former limited partners of TSPF1 or former members of BREF), with each Controlled Entity being independently bound by the release contained in this Section 6(a) with respect to claims any of them may have against any Releasee, hereby irrevocably and unconditionally fully and forever releases and discharges the TSRE Parties, each of their past and present shareholders (excluding the Trusts and their respective beneficiaries, but including, without limitation, the Senator Global Opportunity Fund LP and the Senator Global Opportunity Intermediate Fund L.P., Monarch Debt Recovery Master Fund Ltd, Monarch Opportunities Master Fund Ltd, Monarch Capital Master Partners II-A LP, Monarch Capital Master Partners II LP, P Monarch Recovery Ltd., Monarch Alternative Solutions Master Fund Ltd, Senator and Monarch Alternative Capital LP (“Monarch”) (collectively, the “Shareholder Parties”)), and the attorneys, consultants, agents, employees, officers, directors, managers, principals, members, partners, managed funds, subsidiaries, parent corporations, investment advisers, affiliated or related entities of the TSRE Parties and Shareholder Parties, and their past and present shareholders, officers, directors, agents, employees, principals, managers, members, partners, managed funds and all of the successors, assigns, and legal representatives of the foregoing (collectively, “Releasees”), of and from any and all claims, damages (of any nature whatsoever), liabilities, losses, causes of action, costs, penalties and/or fines (“Claims”) which Baumann has asserted or could have asserted against any Releasee from the beginning of time up to and including the date of this Redemption Agreement, relating to TSRE, Senator, Monarch and Baumann’s employment with TSRE and termination thereof (it being expressly understood that nothing herein contained shall abrogate in any manner whatsoever the full release provided by Baumann in that certain Separation Agreement and Release dated February 23, 2014 between Baumann and TSRE). Baumann acknowledges that the release set forth in this paragraph 6(a) is a material term of this Redemption Agreement, without which, the TSRE Parties would not agree to this Redemption Agreement. Baumann further acknowledges that he has signed this Redemption Agreement knowingly and voluntarily following an opportunity to review the terms and effect of this Redemption Agreement with one or more attorneys.

(b)	In consideration of the transactions contemplated by this Redemption Agreement, each of the Trusts (on their own behalf and on behalf of each of their respective Master Trustee, Series Trustee, controlled affiliates, trustees, directors, officers, employees, representatives and agents, each in their capacities as such), hereby irrevocably and unconditionally fully and forever releases and discharges the Releasees of and from any and all Claims which the Trusts have asserted or could have asserted against any Releasee from the beginning of time up to and including the date of this Redemption Agreement, to the extent that such Claims relate to TSRE, Senator or Monarch.

11

(c)	In consideration of the transactions contemplated by this Redemption Agreement, each of the TSRE Parties (for itself and its successors and assigns) and Senator and Monarch, by execution of a signature page hereto, on their own behalf and on behalf of each of their respective controlled affiliates, directors, officers, employees, representatives, agents and the Shareholder Parties, each in their capacities as such, hereby irrevocably and unconditionally fully and forever releases and discharges the Trusts, Master Trustees, Series Trustees and Baumann, their past and present shareholders, officers, directors, partners, managers, members, attorneys, consultants, agents, employees, subsidiaries, parent corporations, affiliated or related entities and their past and present shareholders, officers, directors, agents, employees and all of the successors, assigns, and legal representatives of the foregoing, in all cases in their capacities as such (which, collectively are referred to as the “Trust Releasees”) of and from any and all Claims which the TSRE Parties have asserted or could have asserted against any Trust Releasee from the beginning of time up to and including the date of this Redemption Agreement relating to TSRE.

(d)	Each of the Trusts, with respect to the releases granted in paragraph 6(b), and Baumann, with respect to the releases granted in paragraph 6(a), is not aware of any assignment or transfer to any person or entity of any of the Claims released by such persons herein, nor has any such person filed any grievance, charge or complaint of any nature whatsoever asserting a Claim released hereunder with any governmental or administrative agency or court. Each of the Trusts and Baumann agree that, if any such grievance, charge or complaint has been filed by any of the Trusts, Master Trustees, Series Trustees or Baumann prior to the date hereof, the person that filed it will promptly cause the withdrawal or termination of such grievance, charge or complaint, subject to governing laws or applicable regulations. Each of the TSRE Parties, with respect to the releases granted in paragraph 6(c), is not aware of any assignment or transfer to any person or entity of any of the Claims released by such persons herein, nor, as of the date hereof, have the TSRE Parties filed any grievance, charge or complaint asserting a Claim released hereunder with any governmental or administrative agency or court. The TSRE Parties agree that, if any such grievance, charge or complaint has been filed by any of the TSRE Parties prior to the date hereof, the person that filed it will promptly cause the withdrawal or termination of such grievance, charge or complaint, subject to governing laws or applicable regulations.

(e)	The Parties acknowledge that each of them: (i) has read this Section 6 in its entirety, (ii) has agreed to the terms set forth in this Section 6 knowingly and voluntarily and without reliance upon any statement or representation of any other Party or its representatives except for those representations as set forth in this Redemption Agreement and (iii) has been advised to, and has had ample opportunity if so desired, to discuss the terms of the release set forth in this Section 6 with his or its own attorney.

12

(f)	The Parties further agree without any reservation whatsoever that none of them shall bring any Claims of any type lawfully and validly released herein. Each of the Parties further covenants, agrees, and warrants without any reservation whatsoever that it shall not bring, commence, institute, maintain, prosecute, sue or allow any person, entity or organization under its control to bring, commence, institute, maintain, or prosecute any action at law or in equity or any legal proceeding, claim or counterclaim whatsoever (collectively, a “Non-Permitted Action”) based on or with respect to any Claim released hereunder. Each of the Parties further acknowledges and agrees that any releasee against whom a Non-Permitted Action is asserted would, if required to defend such action, suffer irreparable injury thereby. Accordingly, the Parties agree that this Redemption Agreement may be pleaded as a full and complete defense to, and may be used as a basis for injunctive relief against, any Non-Permitted Action which may be instituted, prosecuted or attempted in breach of this Redemption Agreement and such Party shall be entitled to recover (in addition to any other damages that may be provided under this Redemption Agreement, at law, or in equity) their costs and expenses, including their attorneys’ fees, incurred in enforcing this provision; provided, however, that nothing in this paragraph 6(f) shall prevent any action to enforce this Redemption Agreement based on an alleged breach thereof.

(g)	It is understood and agreed that the obligations contained in THIS SECTION 6 are an integral part of this Redemption Agreement and that a breach of any provision in this section shall be deemed a material breach of this Redemption Agreement. Moreover, inasmuch as the actual damages which would be sustained as a result of such a breach of the terms set out in this section 6 would be impractical or extremely difficult to measure, the parties agree that, if (a) BAUMANN, IN THE CASE OF A CLAIM RELEASED UNDER SECTION 6(A); (b) the trusts, in the case of a claim released under section 6(b), or (C) the TSRE PARTIES, in the case of a claim released under Section 6(c), bring a claim that has been released by this REDEMPTION agreement, the party against whom such claim is brought will be entitled to liquidated damages, SEVERALLY AND NOT jointly, AS FOLLOWS: FROM BAUMANN, BUT ONLY IN THE CASE OF A CLAIM RELEASED UNDER SECTION 6(A); from the TRUST THAT COMMITTED THE VIOLATION (in the case of a claim released under section 6(b); or FROM the TSRE partY THAT COMMITTED THE VIOLATION, BUT ONLY in the case of a claim released under section 6(C), in the amount of ONE MILLION Dollars ($1,000,000.00) and any other relief the court may deem appropriate. The parties agree that this sum is a reasonable estimate of the costs, damages and expenses that the non-breaching party would incur as a result of a breach of the release as set forth in this section 6 and that it does not represent a penalty.
13

(h)	For the avoidance of doubt, each of the Trust Releasees that are not signatories to this Redemption Agreement and each of the Releasees that are not signatories to this Redemption Agreement are each third party beneficiaries of the releases and other provisions contained in this Section 6 and shall each have the right to enforce the terms of the releases set forth in this Redemption Agreement, and no amendment or waiver of any provision that would alter the scope of the releases and related provisions of this Section 6 in a manner that is or may be materially adverse to a third party beneficiary shall be effective without the prior written consent of such third party beneficiary.

(i)	In all cases, the parties intend that the word “Claims” not include any Claim arising from a breach of this Redemption Agreement.

(j)	Notwithstanding the releases granted in Section 6(a) and (b) hereof, the releasing Persons pursuant to such provisions (the “Grantors”) shall remain entitled to assert against the attorneys, agents and consultants of the TSRE Parties released thereunder (the “Grantees”) any previously unreleased claim against any Grantee that a Grantor may otherwise lawfully assert, but only if a Grantor is the subject of a claim filed by a third party and the Grantor is seeking to recover from the Grantee all or a portion of any damages that may be awarded in favor of the third party against the Grantor. The release shall continue to bar the Grantor from recovering from the Grantee any amount in excess of that which the Grantor becomes obligated to pay to such third party, plus costs of litigation and, if applicable, reasonable attorneys’ fees. It is expressly understood that nothing contained in this Section 6(j) shall abrogate in any manner whatsoever the full release provided by Baumann in that certain Separation Agreement and Release dated February 23, 2014 between Baumann and TSRE.

7.            The TSRE Parties, on behalf of themselves and the other Releasees, agree that none of the TSRE Parties, Shareholder Parties or other Releasees shall, except to the extent required by law, engage in any conduct or take any action that interferes or could be expected to interfere with the administration of the Trusts by the Master Trustees, Series Trustee, or any of their respective attorneys, consultants, agents, employees, independent contractors or designees. By way of illustration, and not limitation, such prohibited conduct includes, but is not limited to, (i) any efforts by any of the Releasees to direct or influence the timing or manner of the distribution or disposition of any assets held by, for or at the direction of the Trusts; and (ii) any attempts by any of the Releasees to communicate, directly or indirectly, with any beneficiaries of the Trusts, or any attorneys, consultants, agents, employees, independent contractors, or other representatives acting, or purporting to act, on behalf of any beneficiaries of the Trusts, with respect to any matters relating to the Trusts. The TSRE Parties, on behalf of themselves and the other Releasees, further agree that the Trusts, Master Trustees and Series Trustee will suffer irreparable harms as a result of any breach of this Section 7 and are entitled to seek and obtain injunctive relief accordingly (in addition to any other relief or remedies provided at law, equity or under this Redemption Agreement). Nothing contained in this Section 7 shall preclude the TSRE Parties or any Releasee from any communication or action that is intended to remedy a breach of this Redemption Agreement.

14

8.            This Redemption Agreement shall constitute the entire agreement among the parties with respect to the subject matter hereof, superseding all prior understanding, negotiations and agreements among the parties hereto, and may be amended only by a written amendment duly executed by all parties hereto.

9.            All real estate taxes through 2014, personal property taxes through 2014, and any special assessments pertaining to the Parcels, whether levied for present or future payment, shall be prorated between the Parties up to the day immediately preceding the date of Closing. There shall be no proration of any insurance maintained by a Parcel owner and such owner may cancel any such insurance two (2) days after the date of Closing and shall be entitled to receive any reimbursement of unearned premium from the insurance company. In the event any of the 2014 tax bills are not final as of the Closing, then the 2014 TRIM Notice, if available, or the 2013 tax bill, if the TRIM Notice is not available, in each case with full discount, shall be used as the basis for the proration. A reproration shall be done when all 2014 tax bills are final and payment made by the party owing any amount within 30 days of receipt of demand therefor.

10.            This Redemption Agreement has been negotiated by the parties hereto in good faith, with each party being represented by competent counsel of its choice, and no provision herein shall be construed against a party by reason of the fact that such party or its counsel drafted the provision in question.

11.            Any notice given to a party under this Redemption Agreement shall be given in writing addressed to such party and delivered by mail or express courier to the last known address of such party or by electronic mail delivered to the last known email address of such party.

12.            Each of the Parties shall bear its own costs in connection with the negotiation, documentation, execution and closing of the transactions contemplated herein.

13.            This Redemption Agreement shall be governed by and construed in accordance with the laws of the state of Delaware. Any action arising under this Redemption Agreement shall be brought in a federal or state court in Wilmington, Delaware.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGES FOLLOW]

15

IN WITNESS WHEREOF, each of the parties to this Redemption Agreement, intending to be legally bound, has executed and delivered this Redemption Agreement as of the day and year first above mentioned.

Trade Street Residential, Inc.

By:	/s/ Richard H. Ross
Richard H. Ross, Chief Executive Officer

Trade Street Operating Partnership, LP
By:	Trade Street Residential, Inc., General Partner

By:	/s/ Richard H. Ross
Richard H. Ross, Chief Executive Officer

BCOM Real Estate Fund, LLC Liquidating Trust
By:	BCOM Investment Manager, LLLP, its Master Trustee
By:	BCOM Manager GP, Inc., General Partner

By:	/s/ Michael D. Baumann
Michael D. Baumann

BCOM Real Estate Fund, LLC Liquidating Trust
By:	BREF Stock Series Trust, a Series Trust

By:	/s/ Michael J. Fellner
Michael J. Fellner, Series Trustee

Trade Street Property Fund I LP Liquidating Trust
By:	BSF-TSC GP, LLC, Master Trustee

By:	/s/ Michael D. Baumann
Michael D. Baumann, Manager

Trade Street Property Fund I LP Liquidating Trust
By:	TSPF Stock Series Trust, a Series Trust

By:	/s/ Michael J. Feller
Michael J. Fellner, Series Trustee

/s/ Michael D. Baumann
Michael D. Baumann

Each of the undersigned shall not be considered a party to or signatory to this Redemption Agreement, except that each of the undersigned hereby agrees to the release provision set forth in Section 6(c) of this Redemption Agreement.

Senator Investment Group LP, for itself and on behalf of Senator Global Opportunity Fund LP and the Senator Global Opportunity Intermediate Fund L.P.

By:	/s/ Evan Gartenlaub

Name:	Evan Gartenlaub

Title:	General Counsel

Monarch Alternative Capital LP, for itself and on behalf of Monarch Debt Recovery Master Fund Ltd, Monarch Opportunities Master Fund Ltd, Monarch Capital Master Partners II-A LP, Monarch Capital Master Partners II LP, P Monarch Recovery Ltd., Monarch Alternative Solutions Master Fund Ltd

By:	/s/ Adam Sklar

Name:	Adam Sklar

Title:	Managing Principal